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                                                                    EXHIBIT 99.1

             INSTRUCTIONS FOR USE OF COLLINS & AIKMAN CORPORATION
                           SUBSCRIPTION CERTIFICATES

     The following instructions relate to the exercise of the subscription rights ("Subscription Rights") issued by Collins & Aikman Corporation, a Delaware corporation (the "Company"), to the holders of its common stock, par value $.01 per share ("Common Stock"), as described in the Company's prospectus
dated June   , 2002 (the "Prospectus").

     The Subscription Rights will expire at 5:00 p.m., New York City time, on
July   , 2002 (the "Expiration Date").

     The maximum number of shares of Common Stock you may purchase upon exercise of Subscription Rights is printed on the face of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided.

     Your subscription certificate must be received by the Subscription Agent, or guaranteed delivery requirements with respect to your Subscription Certificates must be complied with, on or before the Expiration Date. Payment of the Subscription Price for all Subscription Rights exercised, including final clearance of any checks, must be received by the Subscription Agent on or before the Expiration Date. Once a holder of Subscription Rights has exercised such Subscription Rights, such exercise may not be revoked.

     1. Subscription Rights. To exercise Subscription Rights, complete your Subscription Certificate and send your properly completed and executed Subscription Certificate, together with payment in full of the subscription price of $12.50 (the "Subscription Price") for each share of Common Stock subscribed for, to the Subscription Agent. Delivery of the Subscription Certificate must be made by mail or by overnight delivery. Facsimile delivery of the Subscription Certificate will not constitute valid delivery. All payments must be made in United States dollars by (i) certified check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to the Subscription Agent; or (ii) wire transfer of immediately available funds to the Subscription Agent.

     2. Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon the receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or postal, telegraphic or express money order, or funds transferred through a wire transfer.

     3. Procedures for Guaranteed Delivery. You may cause a member firm of a registered national securities exchange or a member of the national Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, to deliver to the Subscription Agent a written guarantee substantially in the form available from the Subscription Agent (the "Notice of Guaranteed Delivery") on or prior to the Expiration Date. The Notice of Guaranteed Delivery must guaranty delivery of your properly completed and executed Subscription Certificate within three (3) trading days on the New York Stock Exchange ("NYSE") following date of the Notice of Guaranteed Delivery. If this procedure is followed, your Subscription Certificates must be received by the Subscription Agent within three (3) NYSE trading days of the date of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

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     4. Contacting the Subscription Agent. The addresses of the Subscription
Agent are as follows:

     Wachovia Bank, N.A.
     Attn: Corporate Trust/Reorg Services
     1525 West W.T. Harris Boulevard, 3C3
     Charlotte, North Carolina 28288-1153

     5. Partial Exercises; Effect of Over and Underpayments. If you exercise less than all of the Subscription Rights evidenced by your Subscription Certificate, the Subscription Agent will, upon your written request, issue to you a new Subscription Certificate evidencing the unexercised Subscription Rights. However, if you choose to have a new Subscription Certificate sent to you, you may not receive any such new Subscription Certificate in sufficient time to permit exercise of the remaining Subscription Rights evidenced thereby. If you have not indicated the number of Subscription Rights being exercised, or if the dollar amount you have forwarded is not sufficient to purchase (or exceeds the amount necessary to purchase) the number of shares subscribed for, you will be deemed to have exercised the Subscription Rights with respect to the maximum number of whole shares of common stock which may be purchased for the Subscription Price payment delivered by you.

     6. Delivery of Stock Certificates, Etc. Subscription Rights. Promptly after the valid exercise of Subscription Rights and the Expiration Date, the Subscription Agent will mail to each exercising Subscription Rights holder certificates representing shares of Common Stock purchased pursuant to the Subscription Rights.

     7. Execution.

     (a) Execution By Registered Holder. The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

     (b) Execution by Person Other Than Registered Holder. If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

     (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor Institution if you wish your shares of Common Stock to be issued in a name other than that in which the Subscription Certificate was issued, or if you request that the shares be delivered to an address other than the address shown on the Subscription Certificate.

     8. Method of Delivery. The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.